Exhibit 10.40

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On August 31, 2008, the Company entered into a stock purchase agreement with Island Environmental Services, Inc. of Pomona, California ("Island"), a privately held company, pursuant to which the Company acquired all of the issued and outstanding common stock of Island, a California-based provider of hazardous and non-hazardous waste removal and remediation services to a variety of private and public sector establishments. In consideration of the acquisition of the issued and outstanding common stock of Island, the Company paid $2.25 million in cash to the stockholders of Island and issued $1.25 million in three year promissory notes.  Other consideration is payable based on the performance of the acquired entity.  The Notes bear interest at 8%, payable quarterly, and the entire principal is due 36 months after closing. As a result of the agreement, Island became a wholly-owned subsidiary of the Company.

The acquisition of Island will be accounted for as a purchase in accordance with SFAS No. 141, “Business Combinations,” and the operations of the company have been consolidated with those of GEM as of August 31, 2008, the effective date of the acquisition. The $3.5 million purchase price will be allocated as follows based upon the fair value of the acquired assets, as determined by management with the assistance of an independent valuation firm to determine the components of the acquired business.

Current assets and liabilities	$790,170
Property and Equipment	2,709,830
Total	$3,500,000

The following unaudited pro forma combined balance sheet as of August 31, 2008 and the combined statements of operations for the eight months ended August 31, 2008 and for the year ended December 31, 2007 give effect to the acquisition of Island as if these transactions had been consummated on January 1, 2007.  The unaudited pro forma combined balance sheet as of August 31, 2008 gives effect to the Merger Transaction and acquisition of Island as if it had occurred on August 31, 2008.

The unaudited condensed combined pro forma financial statements should be read in conjunction with the historical financial statements.  The unaudited pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of future operating results or the results that might have occurred if the exchange transaction had actually occurred on the indicated date.

General Environmental Management, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
As of August 31, 2008

	Historical	Island Environmental Services,Inc.	Pro Forma Adjustments	Pro Forma Consolidated
				(Unaudited)
ASSETS
Current assets:
Cash	$175,318	$207,772	$-	$383,090
Accounts receivable, net of allowance for doubtful accounts	5,806,562	1,064,478	-	6,871,040
Prepaid expenses and current other assets	461,958	-	-	461,958
Total current assets	6,443,838	1,272,250	-	7,716,088

Property and equipment, net of accumulated depreciation	5,297,559	1,231,359	1,478,471 (a)	8,007,389

OTHER ASSETS
Restricted cash	1,197,234	-	-	1,197,234
Intangibles, net	919,233	-	-	919,233
Goodwill	946,119	-	-	946,119
Deferred financing fees	168,882	-	-	168,882
Deposits	365,889	-	-	365,889
Total assets	$15,338,754	$2,503,609	$1,478,471	$19,320,834

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts Payable	$3,115,186	400,215	-	3,515,401
Payable to related party	57,272	-	-	57,272
Deferred rent	40,850	-	-	40,850
Accrued expenses	2,426,638	81,865	-	2,508,503
Accrued disposal costs	611,131	-	-	611,131
Current portion of financing agreement	2,565,486	-	-	2,565,486
Current portion of long term obligations	4,935,092	-	-	4,935,092
Total current liabilities	13,751,655	482,080	-	14,233,735

LONG – TERM LIABILITIES
Financing agreement, net of current portion	979,970	-	-	979,970
Long term obligations, net of current portion	1,342,080	-	3,500,000 (a)	4,842,080
Convertible notes payable, net of current portion	501,722	-	-	501,722
Total long-term liabilities	2,823,772	-	3,500,000	6,323,772
Stockholders’ equity (deficiency)
Common stock, $.001 par value, 200,000,00 shares authorized
12,673,886 and 35,439 shares issued and outstanding	12,674	35,439	(35,439)	12,674
Additional paid-in capital	51,021,049	-	-	51,021,049
Retained earnings (accumulated deficit)	(52,270,396)	1,986,090	(1,986,090)	(52,270,396)
Total stockholders’ equity	(1,236,673)	2,021,529	(2,021,529)	(1,236,673)
Total liabilities and stockholders’ equity (deficiency)	$15,338,754	$2,503,609	$1,478,471	$19,320,834

Descriptions of pro forma elilminations:

(a) To reflect acquisition of Island Environmental Services, Inc. by General Environmental Management, Inc. and allocation of purchase price.

General Environmental Management, Inc.
Unaudited Pro Forma Consolidated Statements of Operations
For the Eight Months Ended August 31, 2008

	Historical	Island Environmental Services,Inc	Pro Forma Adjustments		Pro Forma Consolidated
					(Unaudited)
Revenue	$22,112,687	$4,014,940	$-		$26,127,627
Cost of revenue	17,826,413	2,356,037	197,128	(a)	20,379,578
Gross profit	4,286,274	1,658,903	(197,128)		5,748,049
Operating expenses	5,018,761	2,413,922	-		7,432,683
Operating loss	(732,487)	(755,019)	(197,128)		(1,684,634)

Other Income (Expense):
Interest income	13,889	-	-		13,889
Interest and financing costs	(2,199,966)	(21,030)	(186,664	) (b)	(2,407,660)
Other non- operating income	26,566	3,404	-		29,970
Net loss	$(2,891,998)	$(772,645)	$(383,792)		$(4,048,435)

Net loss per common share, basic and diluted	$(.23)				$(.32)

Weighted average shares of common stock outstanding,
basic and diluted	12,673,885				12,673,885

Descriptions of pro forma eliminations:

(a) Depreciation expense related to allocation of excess purchase price to assets acquired.
(b) Pro forma interest expense for debt incurred for acquisition if the debt had been outstanding from the beginning of 2008.

General Environmental Management, Inc.
Unaudited Pro Forma Consolidated Statements of Operations
For the year ended December 31, 2007

	Historical	Island Environmental Services,Inc	Pro Forma Adjustments		Pro Forma Consolidated
					(Unaudited)
Revenue	$30,445,608	$7,697,167	$-		$38,142,775
Cost of revenue	23,756,677	4,623,766	295,694	(a)	28,676,137
Gross profit	6,688,931	3,073,401	(295,694)		9,466,638
Operating expenses	13,617,277	3,591,588	-		17,208,865
Operating loss	(6,928,346)	(518,187)	(295,694)		(7,742,227)

Other Income (Expense):
Interest income	39,667	57,606	-		97,273
Interest and financing costs	(2,548,609)	(34,214)	(280,000	)(b)	(2,862,823)
Loss on disposal of fixed assets		(8,003)	-		(8,003)
Costs to induce conversion of related party debt	(6,797,639)	-	-		(6,797,639)
Other non- operating income	148,890	20,134	-		169,024
Net loss	$(16,086,037)	$(482,664)	$(575,694)		$(17,144,395)

Net loss per common share, basic and diluted	$(1.55)				$(1.65)

Weighted average shares of common stock outstanding,
basic and diluted	10,360,712				$10,360,712

Descriptions of pro forma eliminations:

(a) Depreciation expense related to allocation of excess purchase price to assets acquired.
(b) Pro forma interest expense for debt incurred for acquisition if the debt had been outstanding from the beginning of 2007.

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